AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of September 30, 2020, amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the following Funds’ names;

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Main Street All Cap Fund	Invesco Main Street All Cap Fund
Invesco Oppenheimer Main Street Fund	Invesco Main Street Fund
Invesco Oppenheimer Rising Dividends Fund	Invesco Rising Dividends Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Portfolios	Effective Date of Agreement
Invesco Charter Fund	July 1, 2006
Invesco Diversified Dividend Fund	July 1, 2006
Invesco Main Street Fund®	May 24, 2019
Invesco Main Street All Cap Fund®	May 24, 2019
Invesco Rising Dividends Fund	May 24, 2019
Invesco Summit Fund	April 30, 2008

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

AIM EQUITY FUNDS
(INVESCO EQUITY FUNDS)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer